Exhibit 18.1

November 28, 2018

Board of Directors and Stockholders of KushCo Holdings, Inc.

11958 Monarch Street,

Garden Grove, CA 92841

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements of KushCo Holdings, Inc. (the “Company”) included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018 and issued our report thereon dated November 28, 2018. Note 1 to the financial statements describes a change in accounting policy/method for outbound shipping and handling costs. It should be understood that the preferability of one acceptable method of accounting over another for shipping and handling costs has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/RBSM LLP
RBSM LLP
Larkspur, CA